Exhibit 99.1

 Resources Corp.

NEWS RELEASE	NOVEMBER 10, 2009

Xtra-Gold Enters into Letter of Intent for Contract Mining on Ghanaian Mining Claims

Toronto, November 10, 2009 – Xtra-Gold Resources Corp. (OTCBB: XTGR) (“Xtra”) is pleased to announce that it has entered into a Letter of Intent with Hawk Uranium Inc. (“Hawk”) with respect to a proposed transaction (the “Transaction”) whereby Hawk would obtain the exclusive right to explore for, develop and mine alluvial gold on Xtra’s Kwabeng Mining Concession (“Kwabeng Concession”) in the Republic of Ghana (the “Contract Mining Rights”). The proposed arrangement would have an initial term of five years and would be renewable for successive periods of five years thereafter, provided that annual gold production in each year of a renewal period is at least 6,000 ounces. The Transaction is subject to the completion of a definitive agreement between Hawk and Xtra, the approval of the Board of Directors of Hawk and Xtra, and the approval of the applicable regulatory authorities, including the TSX Venture Exchange.

Under the Letter of Intent, Hawk would purchase from Xtra the mineral extraction and processing equipment located on the Kwabeng Concession, including any spare parts (the “Equipment”) for a total consideration of US$625,000 due upon execution of a definitive agreement.

Under the Letter of Intent, Hawk would make the following payments:

a.	an initial payment to Xtra of US$60,000, due upon execution of a definitive agreement;

b.	a further initial payment to Xtra of US$200,000 for the right to use a settling pond located on the Kwabeng Concession (the “Settling Pond”);

c.	US$30,000 payable monthly to Xtra for the first 24 months following the execution of a definitive agreement (for a total of US$720,000);

d.

effective from and after the execution of a definitive agreement, operations on the Kwabeng Concession would be subject to a 3% net smelter return royalty (the “Ghana NSR”) payable to the Republic of Ghana; and

e.

commencing 24 months following the execution of a definitive agreement, Xtra would receive a 2% net smelter return royalty on all production of alluvial gold from the Kwabeng Concession, calculated on the same basis as the Ghana NSR.

Under the Letter of Intent, Hawk would arrange for a US$150,000 bond (the “EPA Bond”) to be issued within 90 days of the execution of a definitive agreement as a reclamation bond in compliance with the requirements of the Ghana Environmental Protection Agency. Hawk would be responsible for maintaining in force the EPA Bond, as well as for any and all environmental reclamation required under the law of Ghana in connection with (or upon completion of) the exercise of the Contract Mining Rights, including any reclamation relating to the Settling Pond.

The definitive agreement would provide for an area of mutual interest (“AMI”) which would be comprised of the area extending for 20 km from the exterior boundary of any Xtra concessions in the Kibi Gold Belt in the Republic of Ghana. Xtra would have the right to acquire one half of any working interest that is acquired by Hawk in any hard rock properties that lie within the AMI. Xtra’s decision to back into one half of Hawk’s interest does not have to be made until Hawk incurs at least $500,000 of exploration expenditures on an applicable property, but the definitive agreement would provide that Xtra must make its election within a reasonable time after that condition is satisfied. If Xtra so elects to back into and acquire one half of Hawk’s interest, then it would be required to pay Hawk one half of the costs that were incurred by Hawk and are associated with the acquisition, exploration and maintenance of the interest.

About Xtra-Gold

Xtra-Gold Resources Corp. is a gold exploration company with a dominant land position in the highly prospective and under explored Kibi – Winneba greenstone belt (‘Kibi Gold Belt’) located in Ghana, West Africa. For further information, please visit our website at www.xtragold.com. If you have any questions, please contact James Longshore, President, at 416-579-2274.

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward looking statements. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. The Company does not assume any obligation to update any forward-looking statements, save and except as may be required by applicable securities laws.